Exhibit 99.1

GROGENESIS ANNOUNCES LOI WITH CENTRAL FLORIDA MANUFACTURER
April 16, 2015

Company Targets Scalable Production Capacity With Bulk Overseas Shipping Ability

SPRINGVILLE, TN--GroGenesis, Inc., (OTCBB: GROG) ("GroGenesis" or the "Company"), rights holders, developers and manufacturers of innovative plant health enhancement products today announced it has entered into a letter of intent ("LOI") with Hill Chemical, Inc. for the purposes of sub-contracted blending, packaging and shipping its AgraBlast and AgraBurst liquid concentrate product lines.

Hill Chemical, Inc. (http://hillchemical.com/) was founded in 2001 and is a family owned operation strategically located in Lakeland, Florida between Tampa and Orlando. The secure and fully sprinkler protected warehouse operation offers easy vehicle access less than one mile from I-4, is directly served by rail, and is nearby to the Port of Tampa for convenient overseas bulk shipping.

The company offers extensive services including food grade warehousing with rail loading capability and product blending services ranging from laboratory scale to 5,000 gallon batches, plus packaging and fulfilment for liquid loads in all common sizes up to and including tank trucks. Shipping services include everything from delivery of samples to Haz-Mat certified ground, air and sea transport arrangements for virtually any type of repackaging or bulk delivery need.

"We are delighted to be approached by GroGenesis and are keen to work with such an innovative group. It'd be a real pleasure to help them successfully grow their company," states Mr. Dan Hill, President and Owner of Hill Chemical, Inc.

Mr. Joe Fewer, CEO of GroGenesis, states, "We have had such extraordinary early-stage interest from Latin America and other overseas locations that it was suggested to us to look for manufacturing opportunities offshore. But at this juncture we felt if we could keep the work in the USA, it would be critically important to identify the right-sized facility operated efficiently and with ready access to all major shipping nodes. Hill Chemical totally fits the bill at this juncture in our company's development and we are really interested in pursuing a definitive agreement as soon as commercially practical. As our products are newly developed and so far only produced in a small scale pilot facility, we have a number of factors still to review including validating that quality and efficacy won't be compromised in a larger production context. However, we are pleased to advise that at this point everything appears positive and we look forward to completing our assessment in order to finalize matters very soon."

Additional details of the Company's business, finances, appointments and agreements can be found in its ongoing filings which forms part of the Company's continuous public disclosure as a reporting issuer with the Securities and Exchange Commission ("SEC") available at www.sec.gov.
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ABOUT AGRABURST AND AGRABLAST
AgraBurst enhances efficient photosynthesis, stimulates higher plant sugar levels and boosts the uptake of water, minerals and key nutrients resulting in larger, healthier and more productive plants. AgraBlast is a liquid broad-spectrum algaecide, fungicide and bactericide that works on contact and leaves behind no residue making it ideal for use in agricultural industries. AgraBlast provides disease protection against bacterial inoculums and fungal spores, including powdery and downy mildew. Used as directed, these products provide control for organic and conventional growers of coffee plants, bananas, sugar cane, wheat, tobacco, fruit trees, leafy vegetables, tomatoes, potatoes and many others. The products are also effective when used on sod, grasses, woody ornamentals, and more.

ABOUT GROGENESIS, INC. (OTCBB: GROG)
GroGenesis aims to become a leading producer of natural plant growth health technologies. The Company's 'AgraBurst' is neither a fertilizer nor herbicide. The product is a plant growth technology blended from processed extracts of natural plant materials that directly improves the positive effects of commercial fertilizers and available nutrients. GroGenesis also offers "AgraBlast" an eco-friendly, non-toxic alternative to synthetic fungicides. When used in combination (as directed), the Company offers an innovative solution for the control of plant pathogenic fungi and for plant remediation and stimulation of yields. Find out more atwww.grogenesis.com.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS:
Information set forth in this press release contains forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in the GroGenesis filings with the Securities and Exchange Commission available at: www.sec.gov. GroGenesis disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.